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                                                                EXHIBIT I.2

                                      PROPOSED FORM OF NOTICE

                               (Release No. 35- ______; 70-_______ )

PROPOSED AMENDMENTS TO REVOLVING CREDIT FACILITY FOR NORTHEAST UTILITIES ("NU), THE CONNECTICUT LIGHT AND POWER COMPANY ("CL&P") AND WESTERN MASSACHUSETTS ELECTRIC COMPANY ("WMECO") AND INCREASE IN SHORT-TERM BORROWING LIMIT OF NORTH ATLANTIC ENERGY CORPORATION ("NAEC") AND MODIFICATION OF NAEC'S PARTICIPATION IN THE NORTHEAST UTILITIES SYSTEM MONEY POOL
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


___________________________, 1997


        Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Public Service Company of New Hampshire ("PSNH"), Holyoke Water Power Company ("HWP") and North Atlantic Energy Corporation ("NAEC"), each of which is a wholly-owned subsidiary of NU (the "Applicants"), have filed with the Commission a post-effective amendment (the "Amendment") to their application/declaration in File No. 70-8875 pursuant to Section 6(a), 7, 9(a), 10 and 12 of the Act and Rules 43, 45 and Rule 52 thereunder. NU and WMECO are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, CL&P is located at 107 Selden Street, Berlin, Connecticut 06037, PSNH and NAEC are located at 1000 Elm Street, Manchester, New Hampshire 03105 and HWP is located at Canal Street, Holyoke, Massachusetts 01040.

        Authorization is requested for NU, CL&P and WMECO to enter into amendments to its revolving credit facility (the "Facility") with certain lending institutions which will provide, among other things, that (a) CL&P and WMECO collateralize their obligations under the Facility with first mortgage bonds; (b) NU's borrowing limit thereunder be reduced to zero subject to reinstatement to up to $50 million at such time as NU, CL&P and WMECO meet certain financial tests; (c) the borrowing limit thereunder of CL&P and WMECO not exceed at any time the aggregate principal amount of collateral first mortgage bonds issued by it as security for its respective obligations under the Facility; (d) on the closing date of the amendment, the Borrowers pay each Lender an amendment fee equal to .25% of its commitment under the Facility; and
(e) the amendments become effective no later than May 30, 1997.

        Authorization is also requested by the Applicants to increase the short-term borrowing limit of NAEC from $50 million to $60 million and to amend the Northeast Utilities System Money Pool (the "Money Pool") to enable NAEC to borrow from all of the NU system companies participating in the Money Pool instead of NU alone as is now the case.

        The Applicants state that they intend to request the Commission's approval, pursuant to the Amendment, of all transactions described therein, whether under the sections of the Act and the rules thereunder enumerated therein or otherwise.

        The Amendment and any further amendments thereto are available for public inspection through the Commission's Office of Public Reference. Any interested persons wishing to comment or request a hearing on the Amendment should submit their views in writing by _______________________________, 1997, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the Applicants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Amendment as filed or as it may be further amended, may be permitted to become effective.

        For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                                                     _________________________
                                                     Secretary